Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Thunderstone Acquisition Corp. on the Amendment No.3 to Form S-1 (File No. 333-288572) of our report dated July 9, 2025, with respect to our audit of the financial statements of Thunderstone Acquisition Corp. as of June 14, 2025 and for the period from April 3, 2025 (inception) through June 14, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 2, 2025